THIS CONSULTING AGREEMENT MADE AS OF THE 1st DAY OF JUNE, 2007
("Agreement")

Game Pack
A Joint Venture among:
1. WagerLogic Casino Software Limited;
2. WagerLogic Poker Software Limited; and
3. WagerLogic Malta Software Limited.

(Hereinafter referred to as the "Joint Venture")

OF THE FIRST PART;

- and -

Westbury Marketing Ltd.,
A company incorporated in the British Virgin Islands

(hereinafter referred to as the "Contractor")

OF THE SECOND PART.

WHEREAS the Joint Venture and its Affiliates carry on a business as suppliers of software and services in the Internet based gaming industry consisting primarily of Internet related software products from Malta (the "Business");

AND WHEREAS the Contractor is desirous of providing such services to Venture, on the terms and subject to the conditions herein set out;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the respective covenants and agreements of the parties contained herein, it is agreed as follows:

ARTICLE ONE —SERVICES & FEES

1.1 ***Agreement.*** The Joint Venture hereby agrees to engage the Contractor to provide the Joint Venture with such consulting and advisory services outside of Ireland as the Joint Venture may from time to time require outside of Ireland (the "Services"), and the Contractor hereby agrees to provide such Services to the Joint Venture from the date of this Agreement, subject to termination as herein after provided.

1.2 ***Provision of Services.*** It is agreed and acknowledged that while this Agreement remains in force the Contractor shall not provide Services or other services to any person, firm or Joint Venture, including but not limited to competitors of the Joint Venture, unless it is an Affiliate of the Joint Venture.

1.3 ***Fee.*** In consideration for the Services rendered by the Contractor hereunder, the Joint Venture shall pay to the Contractor an annual fee of One Hundred and Twenty-four Thousand and Three Hundred and Ninety-nine Euros (€124,399) during the balance of 2007 and the sum of One Hundred and Forty-three Thousand and Eight Hundred and Thirteen Euros (€143,813) during

calendar 2008. Thereafter the fees shall be as agreed among the parties. In addition, the Contractor shall be paid a signing fee as follows: One Hundred and Sixteen Thousand and Two Hundred and One Euros (€116,201) payable on the following dates: Twenty-six Thousand Nine Hundred and Seventeen Euros (€26,917) on signing and an additional Twenty One Thousand and Four Hundred and Twenty-eight Euros (€21,428) on each of August 31, 2007, October 31, 2007 and December 31, 2007 with an additional Twenty-five Thousand Euros (€25,000) payable to Contractor when tax is incurred.

1.4 ***Bonus.*** The Contractor may be eligible to receive a solely discretionary annual bonus of up to 40 % of the total Remuneration in addition to the Remuneration set out above.

1.5 ***Housing.*** The Joint Venture or its affiliate shall obtain a lease in respect of an appropriate residence in Ireland and shall provide the Consultant with unfettered use of such residence during the term of the assignment to Ireland. The Joint Venture agrees to pay up to Five Thousand Euros (€5,000.00) per month in respect of that lease provided that the Consultant hereby agrees to reimburse the Joint Venture any amounts which the Joint Venture expends on the Contractor's behalf pursuant to this Paragraph 1.5. The Joint Venture shall have the right to deduct any amounts paid thereby pursuant to this Paragraph 1.5 from the Contractor's Remuneration payments. In the event of termination of this Agreement, the Joint Venture shall continue to pay the costs of the lease until the end of the relevant school year and the Contractor shall continue to reimburse the Joint Venture in this regard, so long as Contractor continues to be paid by the Joint Venture under this contract.

*1.6 **Home Country Property.*** The Joint Venture shall reimburse the Contractor up to One Hundred and Seven Euros (€107.00) per month on account of property management expenses actually incurred by the Contractor and related to the Contractor's property in Canada.

1.7 ***Tax Advice.*** The Contractor shall be entitled to obtain legal and tax advice in respect of this contract at the Employer's cost. Upon repatriation to Canada for whatever reason (save and except termination for cause), the Contractor shall be entitled to obtain tax advice in respect of the repatriation at the Joint Venture's cost. The cost shall not exceed Thirty-one Thousand and Eight Hundred and Fifty Euros (€31,850.00).

ARTICLE TWO— TERMINATION OF ENGAGEMENT

2.1 *Termination of Agreement by the Joint Venture for Just Cause.* The Joint Venture may terminate this Agreement at any time without notice or pay in lieu of notice for "Cause". For the purposes of this Agreement, "Cause" shall be defined so as to include, without limitation,

a) Any act by the Contractor which would, if the Contractor was an employee of the Joint Venture, constitute "cause" under applicable Canadian law; or

b) Any event in which the Contractor violates any of the material instructions, policies, rules and practices of the Joint Venture; or

c) If the Contractor fails to comply with any of the material provisions of this Agreement after being notified in writing.

In the event that this Agreement is terminated for Cause, the Contractor shall not be entitled to receive any further Fees, payments or benefits pursuant to this Agreement after the date of such

termination, other than as specified in this agreement. The Joint Venture shall be obligated to pay all accrued and unpaid Fees up to the date of termination. The Contractor will no longer have any rights to unvested options as at the date of termination for just cause.

2.2 ***Termination of Agreement by the Joint Venture Without Cause.*** The Joint Venture may terminate this Agreement at any time for any reason whatsoever, including without Cause. In the event that this Agreement is terminated by the Joint Venture for any reason other than Cause, the Contractor agrees to accept in satisfaction of any obligations of the Joint Venture in respect of the termination hereof, an amount equal to the Total Compensation.

For the purposes of this agreement, "Total Compensation" shall mean an amount equal to:

(a) the Contractor's annual Fees at the time of termination,

(b) greater of (i) the amount of the discretionary bonus (as referenced in Paragraph 1.4 hereof) paid to the Contractor in respect of the fiscal year immediately prior to the year in which the termination takes place or(ii) the expected amount which would be paid to the Contractor as a discretionary bonus in respect of the fiscal year in which the termination takes place had the Contractor renewed in the employ of the Joint Venture, based on the criteria established by the senior management team bonus plan in effect at that time, assuming consistent performance by the Joint Venture for the balance of the fiscal year. By way of example, any for greater certainty, in the event that on the date of termination, the Joint Venture's performance up to that point in the fiscal year would, if continued at the same level for the balance of the fiscal year, result in the payment to the Contractor of a discretionary bonus of 40% of his Fees, the expected bonus amount for the purposes of this subparagraph 2.2(b)(ii) shall be 40% the Contractor's Fees.

plus

(c) a pro rated portion of the discretionary bonus the Contractor would have received in respect of the fiscal year in which the termination arises (having regard to the portion of the fiscal year the Contractor remained employed with the Joint Venture), which pro rated discretionary bonus shall be declared, calculated and paid in accordance with, and subject to the Contractor's senior management team bonus plan in effect at the time of termination.

The Contractor shall be entitled to continued participation in the Joint Venture benefits plans for a period of twelve (12) months following the effective date of termination.

The parties covenant and agree that the payments pursuant to this Paragraph 2.2 shall not be remitted to the Contractor until the Joint Venture is in receipt of a full and final release of the Joint Venture and the respective officers, directors and shareholders, in a form reasonably satisfactory to the Joint Venture and its counsel.

2.3 ***Good Reason.*** "Good Reason" for the purposes of this agreement means the occurrence, without the Contractor's written consent of any of the following:

(a) a material and detrimental alteration in the Contractor's position or reporting relationship or in the nature of status of his responsibilities;

(b) a material reduction in the Contractor's Total Fees;

(c) the failure by the Joint Venture to maintain any right that the Contractor may have in respect of any granted or issued units or options under the LTIP or SOP;

(d) the failure by the Joint Venture to continue in effect all current Benefits plans or any material perquisite on similar terms; and

(e) the relocation of the office where the Contractor is employed to a location that is more than 100 kilometers away from its location in Ireland.

2.4 ***Termination for Good Reason.*** The Contractor may terminate this Agreement following the occurrence of any of the events that constitute Good Reason, provided that the Contractor issues a written notice describing such event to the Joint Venture within thirty (30) days of the occurrence of such event. The Joint Venture shall thereafter have forty-five (45) business days to remedy such occurrence, failing which the Contractor's engagement shall be deemed to have terminated at the end of the 45-day period and the Contractor shall become entitled to the amounts payable under paragraph 2.2 hereof as if the termination was a termination by the Joint Venture without Cause.

2.5 ***Termination by the Contractor.*** The Contractor may terminate this Agreement at any time by giving the Joint Venture six (6) months written notice, which notice period the Joint Venture may waive in whole or in part, subject to paying the equivalent amount of fees instead.

ARTICLE 3 – PROTECTION

3.1 ***Liability Insurance.*** The Joint Venture shall maintain Directors and Officers Liability Insurance on the Contractor's behalf.

ARTICLE FOUR - GENERAL CONTRACT PROVISIONS

4.1 *Notices.* All notices, requests, demands or together communications (collectively, "Notices") by the terms hereof required or permitted to be given by one party to the other, shall be given in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to the party as follows:

a) To the Joint Venture at:
c/o WagerLogic Malta Holdings Limited
Vincenti Buildings, Suite 350
14-19 Strait Street,
Valetta, Malta VLT 08

b) To the Contractor at:
Geneva Place,
Waterfront Drive,
Road Town, Tortola
British Virgin Islands

With a copy to:

The President,

CryptoLogic Limited
The Sweepstakes,
Ballsbridge, Dublin 4
Ireland

or at any such other address or facsimile number as may be given by one party to the other in writing from time to time.

All such Notices shall be deemed to have been received when delivered or transmitted, or if mailed, 48 hours after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received 48 hours after 12:01 a.m. on the day following the resumption of normal mail service.

4.2 ***Additional Conditions.*** The parties shall sign such further and other documents, cause such meetings to be held, use their best efforts to have resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

4.3 ***Entire Agreement.*** This Agreement constitutes the entire agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do either of the parties rely upon or regard as material, any representations, oral or written, and other writings whatsoever not incorporated herein and made a part hereof. This Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto. Any Exhibits referred to herein are incorporated herein by reference and form part of the Agreement.

4.4 ***Enurement.*** This Agreement shall enure to the benefit of and be binding upon the parties and their respective legal personal representatives, heirs, executors, administrators or successors.

4.5 ***Assignment.*** This Agreement is personal to the parties and may not be assigned by either of them unless in the case of the Joint Venture, to an Affiliate.

4.6 ***Headings for Convenience Only.*** The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

4.7 ***Governing Law.*** It is agreed that this Agreement shall be subject to the applicable laws of the British Virgin Islands.

4.8 ***Gender and Number.*** In this Agreement words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include the masculine, feminine and neuter genders and the word "person" shall include an individual, a trust, a partnership, a body corporate, an association or other inJoint Venture or unincorporated organization or entity.

4.9 ***Calculation of Time.*** When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a business day, then the time period in question shall end on the first business day following such non-business day.

4.10 ***Legislation References.*** Any reference in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.

4.11 ***Severability.*** If any Article, Section or any portion of any Section of this Agreement is determined to be unenforceable or invalid for any reason whatsoever, that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid Article, Section or portion thereof shall be severed from the remainder of this Agreement.

4.12 ***Advice.*** The Contractor acknowledges having read and understood this Agreement and has had the opportunity to obtain independent legal representation in connection with the Agreement.

4.13 ***Cross Termination***. The parties hereto acknowledge and agree that the termination of the employment agreement between CryptoLogic Limited and Stephen Taylor (the "Employment Agreement"), shall result in a contemporaneous termination of this Agreement. The nature of the termination of the Employment Agreement shall be deemed to be the nature of the termination hereunder. For example, if the Employment Agreement is terminated otherwise than for Cause, this agreement shall be deemed terminated otherwise than for Cause. Conversely, if the Employment Agreement is terminated for Cause, this Agreement shall be deemed for cause.

ARTICE 5 - TAX INDEMNITY

5.1 ***Tax Indemnity.*** It is expressly acknowledged and agreed that it is the expectation of the parties hereto is that all amounts payable to the Contractor pursuant to Article 1 hereof will be received by the Contractor free of any tax liability in any jurisdiction whatsoever. In the event that the Contractor has or will incur a tax liability in respect of any amounts payable under this Article 1 hereof, the Joint Venture shall gross up any and all such payments in order that the net effect of the payments received by the Contractor under Article1 hereof is that the amounts contemplated to be received by the Contractor under Article 1 are received net of any tax liability. Further, the Joint Venture agrees to indemnify and save harmless the Contractor from any and all claims or demands in respect of any failure of the Joint Venture to withhold income tax or other deductions required by applicable law.

IN WITNESS WHEREOF the parties have duly executed this Employment Agreement as of the date above first written.

Game Pack

Per ______________________
Authorized Signing Officer

____
Signature of Witness

Westbury Marketing Ltd.

Per ______________________
Authorized Signing Officer

____
Signature of Witness